Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Greg M. Burnett	July 21, 2004
Chief Financial Officer

Telephone: (770) 394-6000
Fax: (770) 551-5914

ROBERTS REALTY INVESTORS, INC.
AMENDS ARTICLES OF INCORPORATION

ATLANTA, GA – Roberts Realty Investors, Inc. (AMEX:RPI) announced at the 2004 annual shareholders meeting held today, that its shareholders overwhelmingly approved an amendment to its articles of incorporation that will permit Charles S. Roberts, the company’s Chairman of the Board of Directors, President and Chief Executive Officer, to own up to 35% of its outstanding shares. The company’s ownership limitations are designed to meet one of the requirements for preserving its status as a real estate investment trust for tax purposes.

Mr. Roberts stated: “I am extremely gratified that holders of more than three-quarters of our outstanding shares voted to allow me to increase my ownership stake in the company. I strongly believe in our company’s future, and I will continue to work hard for our shareholders, the majority of whom have been loyal long-term investors.”

The amendment increases the stock ownership limitation of Charles S. Roberts from 25% to 35% of the outstanding shares of common stock and decreases the stock ownership limitation for all other shareholders from 6% to 3.7% of the outstanding shares of common stock. Although the amendment prohibits any shareholder who now beneficially owns more than 3.7% of the company’s outstanding common shares from increasing that ownership in the future, the shareholder can retain indefinitely the shares the shareholder now owns, as well as exchange for shares of common stock any units of limited partnership interest in Roberts Properties Residential, L.P. the shareholder now owns.

This press release contains forward-looking statements within the meaning of the securities laws. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, actual results could differ materially from those anticipated in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the inability of Mr. Roberts to increase his ownership as he anticipates due to the relatively low trading volume of the company’s common shares.